Exhibit 99.1
FOR IMMEDIATE RELEASE:
September 17, 2007

Press Contacts:	Investor Relations
Contacts:
Buffalo Communications	CEOcast, Inc.
Andrew Hellman
212.732.4300
BPC Financial Marketing
Rich Katz	John Baldissera
703.891.3319	800.368.1217
rkatz@billycaspergolf.com
Daniel Mitchell
253.312.4536	dmitchell@billycaspergolf.com
ProLink Solutions Enters into Definitive Agreement to Purchase International
Distributor Elumina Iberica
Acquisition To Be Immediately Accretive and Strengthens Company’s Position as the
World Leader in Global Golf GPS and Advertising Provider
(CHANDLER, Ariz.) — ProLink Solutions, a wholly-owned subsidiary of ProLink Holdings Corp. (OTCBB: PLKH) and the world’s leading provider of Global Positioning Satellite (“GPS”) golf course management systems and digital out-of-home on-course advertising, has announced today it has entered into a definitive agreement to acquire 100 percent of the outstanding shares of Elumina Iberica SA, Elumina Iberica UK Ltd, GP Ads SL, and GP Ads Ltd. (collectively “Elumina”) The acquisition is anticipated to close no later than November 30, 2007, subject to customary closing conditions. The acquisition is expected to be immediately accretive to ProLink.
Since becoming ProLink’s international distributor in 2005, Elumina has installed the ProLink system at more than 150 golf courses throughout Europe and the Middle East and holds the dominant presence in Europe with over 80% market share. In 2006, Elumina generated more than $11 million in total revenue, with approximately $1.5 million in advertising sales. Elumina’s 2007 advertising sales forecast exceeds $3 million, with total 2007 revenues projected to exceed $16 million.
In addition, Elumina continues to rapidly expand its advertising and media strategies, with significant initiatives planned for 2008. This now positions ProLink with well over 10,000 media ready holes worldwide.
Under terms of the all stock agreement, ProLink will issue 30 million shares at closing, with Elumina’s shareholders eligible to receive additional shares based upon future profitable operating results. Of those additional shares, 8 million shares will be issued and placed in escrow and released subject to achieving earnings targets in 2008.
Upon closing, Elumina’s founders Kevin Clarke and Mark Smart will become co-CEOs of the international entities for ProLink, responsible for all sales and operations outside of North America. Mr. Smart will also join ProLink’s Board of Directors, whilst Mr. Clarke will continue to exploit the significant opportunities that exist for the combined companies in the emerging markets and the rest of the world. Elumina now has a presence in 13 countries and is actively opening new territories worldwide
“We are delighted to bring these two companies together,” said Lawrence Bain, CEO of ProLink. “This acquisition establishes our company with the largest footprint and the dominant leading global player in both GPS installations and golf-course advertising. It also expands our distribution channels, improves our margins, solidifies our advertising network and positions us for unrivaled worldwide growth. This transaction fully aligns the interests of

Elumina shareholders with the interests of ProLink shareholders in one common goal — profitable growth.”
“The market is showing a greater awareness for the need for consolidation, and this acquisition represents a fantastic opportunity for our companies, positioning ProLink to strengthen its stature as a global leader,” said Mr. Clarke. “ProLink will continue to be recognized as a leader in the digital out-of-home advertising space by delivering unprecedented access to an extremely affluent, difficult-to-reach demographic. The worldwide acceptance of GPS as a ‘must-have’ player amenity and operations tool points to continued rapid adoption of the ProLink system.”
Merriman Curhan Ford & Co. (AMEX: MEM) acted as exclusive financial advisor to ProLink Holdings Corp. on the acquisition of Elumina Iberica.
Further details of this transaction will be available in the filing of the Company’s 8k with the Securities and Exchange Commission (SEC).
About Elumina Iberica
Elumina is one of the fastest-growing and most profitable businesses in the international golf GPS industry. As ProLink’s distributor in Europe, the Middle East and Asia, Elumina has secured cart-mounted ProLink GPS installations at more than 150 courses in these territories. Elumina is endorsed as the “Official GPS Company of The PGAs of Europe,” and ProLink GPS is used at 2006 Ryder Cup host The K Club in Ireland, Valderrama Golf Club in Spain and other prestigious venues. For more information about Elumina Iberica, visit www.eluminaiberica.com or e-mail info@eluminaiberica.com.
About ProLink
ProLink Solutions is the world’s leading provider of GPS golf course management systems and revenue-generating on-course advertising. ProLink Solutions’ core philosophy is to be a “Trusted Partner” to its golf-course customers. From enhancing golfers’ overall experience and improving pace-of-play, to increasing current revenue streams and creating new profit centers for golf courses, ProLink Solutions’ products and services have captured markets both nationally and globally. For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or e-mail info@goprolink.com.
Safe Harbor
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (PLKH). Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The information set forth herein should be read in light of such risks. ProLink Solutions does not assume any obligation to update the information contained in this press release.
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